                             HEADWATERS INCORPORATED

                      EXECUTIVE CHANGE IN CONTROL AGREEMENT

         THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT is entered into by and between Headwaters Incorporated, a Delaware corporation (the "Company"), and the undersigned executive employee of the Company ("Executive") to be effective as of the ____ day of _________, 2006.

         WHEREAS, in the event that the Board of Directors of the Company determines that it would be in the best interests of the Company and its stockholders to consider a possible sale, merger or other change in control of the Company, the Company recognizes that the possibility of such transaction may have an adverse effect on its retention of key management personnel, and that the possibility of such transactions may make it difficult for such personnel to function effectively in the best interests of the Company and its stockholders in managing the businesses of the Company and in negotiating such transaction with another entity;

         WHEREAS, the Board has determined that it is appropriate to offer additional security in the form of salary and benefits continuation to certain key management personnel in the event of a transaction to better enable them to function effectively without distraction in the event that uncertainties as to the future control of the Company should arise and to provide them with a reasonable incentive to negotiate such possible transaction in the best interests of the stockholders of the Company;

         WHEREAS, the Company has granted stock options, stock appreciation rights, restricted stock and other stock awards ("Stock Awards") to Executive for the purpose of providing equity compensation to Executive and aligning
Executive's interests with those of the stockholders of the Company;

         WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders to enhance the Stock Awards including any options previously granted to Executive
("Options") to provide for acceleration of the vesting and extension of the post-termination exercise period of the Options in the event of a Change in
Control (as defined below) of the Company in order to align further the interests of Executive with those of the stockholders of the Company;

         NOW, THEREFORE, the parties hereby agree that in the event of the occurrence of a Change in Control (as described below), the Company shall provide the following stock award rights and severance payments and benefits to
Executive as follows:

         1. Stock Award Rights and Severance Pay and Benefits.

                  (a) Acceleration of Vesting and Extension of Period of
Exercisability of Stock Awards Following a Change in Control. Executive's
Options (or any substituted stock options) or other Stock Awards shall, immediately prior to the effective date of a Change in Control (provided that the Change in Control transaction closes), vest in full and if applicable, become fully exercisable to the extent not previously vested or exercisable, and

                                        1

shall (notwithstanding the provisions of the applicable Stock Award agreements for the exercisable Stock Awards) be continued, assumed or substituted for by the Company or its successor or assign and the continued or assumed Options or substitute options shall continue to be exercisable for a period of twenty-four
(24) months following the termination of the employment of the Executive or until the Expiration Date stated in Executive's grant notices for such Stock
Awards, whichever period is shorter.

                  (b) Severance Pay and Benefits. In addition to all unpaid
salary and incentive payments to which Executive is entitled, if Executive's employment with the Company or its successor is terminated by reason of an
Involuntary Termination without Cause (as defined below) or a Voluntary
Termination For Good Reason (as defined below) within three (3) months prior to and twelve (12) months following the effective date of the closing of the Change in Control, and provided Executive executes a valid release in substantially the form attached as Exhibit A ("Release of Claims"), then the Company shall provide the following severance pay and benefits to Executive as follows:

                           (1) Severance Pay. Within five (5) business days of
the effective date of the Release of Claims (following the expiration of any required rescission period under any applicable law), the Company shall pay
Executive an amount equal to the product of:

                                    (A) The sum of:

                                             (i) Executive's annual base salary
at the rate in effect as of Executive's termination of employment, or, if higher, the highest rate in effect during the two-year period prior to the date of termination, and

                                            (ii) the highest of amount of any
additional cash incentive compensation, including any sums awarded under the
Company's EVA Bonus Plan (or any replacement or successor plans), awarded
Executive for either (but not both) of the two preceding fiscal years most recently ended, or, if higher, the additional cash incentive compensation payable to Executive for the fiscal year in which the Change in Control closes, whether fully paid or not.

                                    (B) multiplied by two (2).

                           (2) Severance Benefits.

                                    (a) Health Benefits. The Company shall
continue and pay for the same or similar group health benefits coverage for the benefit of Executive and Executive's covered dependents at the time of the
Change in Control at the same level that it paid for such coverage prior to the termination of Executive's employment, for a number of years equal to the number set forth in Section 1(b)(1)(B) above. Such coverage shall apply towards the period of continuation coverage required to be offered by the Company to a terminated employee under section 4980B of the federal Internal Revenue Code of
1986, as amended, and section 601, et seq., of the federal Employee Retirement
Income Security Act of 1974, as amended.

                                    (b) Other Benefits and Perquisites. The
Company shall continue and pay for all other executive and group welfare benefits (including but not limited life insurance coverage) and perquisites received by Executive and Executive's covered dependents at the time of the
Change in Control at the same level that it paid for such benefits and perquisites immediately prior to the termination of Executive's employment, for a number of years equal to the number set forth in Section 1(b)(1)(B) above, to the extent permitted by the terms of the plans and arrangements for such benefits and perquisites and applicable laws. Alternatively, the Company may instead elect to pay for the present value of the projected future cost of such benefits (assuming a present value discount rate equal to the prime rate of interest published in the Wall Street Journal on the payment date) in a lump-sum payment to Executive in lieu of providing such executive and group welfare benefits and perquisites to Executive and Executive's covered dependents. At the end of the coverage period, Executive will have the option to have assigned to
Executive at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating to Executive and to take advantage of any conversion privileges pertinent to the benefits available under Company policies.

         2. Definitions. The following terms in this Agreement shall have the meanings set forth below solely for purposes of this Agreement.

                  (a) "Involuntary Termination without Cause" shall mean the involuntary termination of Executive's employment by the Company for reasons other than (1) the commission by Executive of a felony or a misdemeanor involving moral turpitude, (2) any intentional act of fraud, embezzlement or misappropriation of property of the Company by Executive which has a materially adverse impact on the business or affairs of the Company, (3) any intentional unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company (or any affiliated corporation or entity of the Company
("Affiliate")), (4) any other intentional misconduct by Executive which has a materially adverse impact on the business or affairs of the Company (or any
Affiliate), (5) the death of Executive, (6) the inability of Executive to perform Executive's duties due to a disability (as defined and determined under the terms of the Company's long-term disability plan), or (7) the failure or refusal by Executive to perform the duties of Executive's position with the
Company, provided that solely for the purpose of this item (7), Executive shall be given thirty (30) days written notice (and the opportunity to correct such conduct if such conduct can be corrected during that notice period) of the
Company's intention to terminate the employment of Executive and to deem the termination of Executive's employment to be for the foregoing reason.

                  (b) "Voluntary Termination With Good Reason" shall mean
Executive's voluntary resignation within sixty (60) days following the occurrence of any of the following actions without Executive's consent ("Good
Reason"): (1) the material, involuntary reduction in Executive's title, responsibilities, authorities or functions as an employee of the Company as in effect immediately prior to a Change in Control (but not merely a change in title or reporting relationships), except in connection with the termination of
Executive's employment for death, disability, retirement, fraud, misappropriation, embezzlement or any other conduct listed under the definition of Cause; (2) a reduction in Executive's level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than ten percent (10%) unless such reduction is part of a general reduction applicable to all of the executives of the Company, (3) a relocation of Executive's regular place of employment by more than fifty (50) miles, (4) any material breach by the Company or its successor or assign of any employment agreement between the Company and Executive, or (5)
any failure by the Company to obtain the assumption of any material agreement, including but not limited to this Agreement and the material provisions of any stock option grant, between Executive and the Company from any successor or assign of the Company following a Change in Control.

                  Notwithstanding the foregoing, Executive must provide the
Company with twenty (20) days advance written notice of Company's conduct giving rise to Good Reason prior to Executive's resignation as a Voluntary Termination
With Good Reason (the "Cure Period") and during the Cure Period, the Company may attempt to rescind or correct the matter giving rise to Good Reason. If the
Company does not rescind or correct the conduct giving rise to Good Reason to
Executive's reasonable satisfaction by the expiration of the Cure Period,
Executive may then resign Executive's employment and to claim that such resignation is a Voluntary Termination With Good Reason.

                  (c) "Change in Control" shall mean any of the following
events:

                           (1) a sale, lease or other disposition of all or
substantially all of the assets of the Company so long as the Company's stockholders immediately prior to such transaction will, immediately after such transaction, fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the acquiring entity (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of such asset transaction in contemplation of such transaction and who after such transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the acquiring entity immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

                           (2) either a merger or consolidation in which the
Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled Subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled
Subsidiary of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%)
of the securities of the Company (or if the Company is a controlled Subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled Subsidiary of any other entity) immediately following the reverse merger (for purposes of this section, any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled Subsidiary, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

                           (3) an acquisition by any person, entity or group
within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of
1934, as amended (the "Exchange Act"), or any comparable successor provisions
(excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled Subsidiary of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the
Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or

                           (4) the individuals who, as of the date of this
Agreement, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. If the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, neither a public offering of the securities of the Company nor a reincorporation of the Company in another state shall be considered a "Change in Control."

         3. Parachute Excise Tax. If any payments, benefits and Stock Award rights provided under this Agreement (collectively "Severance Benefits") would constitute a "parachute payment" within the meaning of sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") and the excise tax under section 4999 applies to such Severance Benefits, then the Company shall pay an additional bonus to Executive in an amount which, after payment of all applicable taxes (including taxes on the additional bonus payment), will result in the same net after-tax Severance Benefits that Executive would have received had the excise tax under section 4999 had not applied.

         4. Employment and Post Termination Covenants. By accepting the terms of this Agreement and as a condition for the termination payments and benefits
Executive hereby agrees to the following covenants in addition to any obligations Executive may have by law and makes the following representations.

                  (a) Confidentiality. Executive acknowledges that, in
connection with Executive's employment by the Company, Executive will have access to trade secrets of the Company and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company's services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company of third parties to which the Company owes a duty of nondisclosure (collectively, the "Confidential Information"); provided, however, that Confidential
Information does not include information which (i) is or becomes publicly known other than as a result of your actions in violation of this Agreement; (ii) is or becomes available to Executive from a source (other than the Company) that
Executive reasonably believes is not prohibited from disclosing such information to Executive by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; or (iv) Executive is obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that Executive gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure.
Executive covenants and agrees that, both during and after the term of
Executive's employment with the Company, Executive will keep secret all
Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing Executive's duties hereunder) or use any Confidential Information for Executive's own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

                  (b) Ownership of Intellectual Property. Executive agrees that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by Executive in the course of Executive's employment by the Company or on the Company's time or property
(collectively, the "Intellectual Property") shall be disclosed promptly to the
Company and the Company shall own all right, title and interest in and to the
Intellectual Property. The parties expressly agree that any and all of the
Intellectual Property developed by the Employee shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of
1976, as amended from time to time. In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire
(as defined in the Copyright Act of 1976) and in any other event, Executive hereby sells and assigns all right, title and interest in and to all such
Intellectual Property to the Company, and Executive covenant and agree to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company's ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the
Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company's right, title and interest in and to the
Intellectual Property throughout the world. Executive's obligation under this
Section 4(b) to assign to the Company inventions created or conceived by
Executive shall not apply to an invention that Executive developed entirely on
Executive's own time without using the Company's equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company's business as conducted at such time or actual or demonstrably anticipated research or development of the Company;
and (ii) do not or did not result from any work performed by Executive for the
Company.

                  (c) Non-Solicitation. Executive agrees for a period of not less than two (2) years following termination of Executive's employment or service (which ever is later) with the Company that Executive shall not solicit the services or employment of the employees of the Company and Executive shall not divert clients or customers of the Company to the disadvantage of the
Company; provided that (i) general advertisements not specifically directed at employees of the Company shall not constitute solicitation for purposes of this clause (c), and (ii) this clause (c) shall not prohibit Executive from hiring employees of the Company who first approach Executive seeking employment.

                  (d) Non-Competition. Executive agrees not to compete directly or indirectly as a principal, partner, shareholder, equity holder, limited liability company member, agent, officer, other employee, advisor, consultant, member of a board of directors, or in any other capacity, with any current or future business of the Company during the period of Executive's employment or service with the Company and during the period of twenty-four (24) months following the termination of Executive's employment or service with the Company.

         5. Alternate Dispute Resolution and Attorneys Fees and Costs.

                  (a) Arbitration. The parties agree that any future disputes between Executive and the Company (the "parties") under this Agreement including but not limited to disputes relating to the Release of Claims shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, except as provided in Section 5(a)(7)
below.

                           (1) The complainant shall provide the other party a
written statement of the claim. Such statement shall identify any supporting witnesses or documents and the relief requested.

                           (2) The respondent shall furnish a statement of the
relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company, provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

                           (3) If the matter is not resolved, the parties agree
that the dispute shall be resolved by binding arbitration according to the commercial arbitration rules of the American Arbitration Association, including any provisions thereof pertaining to discovery.

                           (4) The arbitrator shall have the authority to
determine whether the conduct complained of in Section 5(a)(1) violates the complainant's rights under this Agreement and, if so, to grant any relief authorized by law; subject to the provisions of Section 5(a)7) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and the Release of Claims.

                           (5) The Company shall bear the costs of the
arbitration, provided, however, if the Company prevails in the arbitration,
Executive shall pay any arbitration costs of the Company awarded by the
Arbitrator to the same extent as if the matter had been heard in a court of general jurisdiction.

                           (6) Arbitration shall be the exclusive final remedy
for any dispute between the parties [under this Agreement/, such as disputes involving claims for discrimination or harassment (such as claims under the Fair
Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the
Americans with Disabilities Act, or the Age Discrimination in Employment Act),
wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in Sections 5(a)(1) and (2) above.

                           (7) The parties agree that the arbitration award
shall be enforceable in any court having jurisdiction to enforce this Agreement and Release of Claims, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company's confidential, proprietary or trade secret information, or regarding or related to inventions that Executive may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

                           (8) The arbitration shall be held in the city of Salt
Lake City, Utah, unless the parties mutually agree to a different location for the arbitration.

                           (9) In the event that the Company wishes to contest
or dispute a Voluntary Termination for Good Reason by Executive, it must give written notice of such dispute within the ten (10) business day period after the date of Executive's resignation. If Executive wishes to contest or dispute a termination for cause by the Company, or any failure to make payments claimed to be due hereunder, Executive must give written notice of such dispute within thirty (30) days of receiving a Notice of Termination (or, if the claim is with respect to Stock Award rights under Section 1(a) above, within thirty (30) days after Executive first learns that the Company or its successor does not recognize Executive's rights under Section 1(a) following the closing of a
Change in Control). In the event of a dispute as to whether Executive's employment was terminated due to a Involuntary Termination Without Cause, the
Company shall continue to pay Executive's full base salary and continue all of
Executive's employee benefits in force until the final resolution of any such dispute by mutual agreement, arbitrator's award or the final judgment, decree or order of a court of competent jurisdiction (including any appeals, if such are perfected). Executive may, at Executive's or the Company's option, be suspended from all duties during the pendency of such a contest or dispute. If Executive prevails in any such contest or dispute, the Company or its successor or assign shall thereupon be liable for the full amounts due under Section 1 as of the date of termination after adjustments for amounts already paid. If the Company or its successor or assign prevails in any such contest or dispute, Executive shall thereupon be liable to the Company or its successor or assign for all amounts previously paid to Executive during the pendency of the contest or dispute.

                  (b) Fees and Expenses and Interest Accruals.

                           (1) Fees and Expenses. Subject to the provisions of
Section 5(a)(5) above, the Company will pay all reasonable fees and expenses, including reasonable attorneys' fees, incurred by Executive in good faith contesting or disputing any termination after a Change in Control or in seeking to obtain or enforce any right or benefit provided by this Agreement.

                           (2) Interest Accruals. In the event that any payments
due hereunder shall be delayed for any reason beyond the date set forth in
Section 1(b), the unpaid amounts due shall bear simple interest at the rate of ten percent (10%) per annum, or, if lower, such maximum legal rate permitted by applicable law, until paid. Notwithstanding the provisions as to time of payment as above set forth, Executive may at Executive's sole discretion elect to have some or all of such amounts due Executive deferred to a date or dates of your choosing over a period not to exceed three (3) years to the extent permitted by applicable tax laws without immediate taxation of Executive, in which event the unpaid balances shall not bear interest during the deferred period elected by
Executive.

         6. Tax Withholding and Deductions. All payments under this Agreement shall be made subject to all applicable tax withholding and other deductions required by law.

         7. No Additional Rights. This Agreement and the provisions herein shall not be construed to be a grant to or modification of any right of the Executive to continued employment with the Company or its successor. Such right, if any, shall be governed by any other employment agreements between Executive and the
Company.

         8. Notices. Notices to the parties under this Agreement shall be made to the following persons and addresses (or such other persons and addresses designated by the recipient party):

         To Executive:

         ________________________

         ________________________

         ________________________

         To Company:

         Harlan Hatfield, General Counsel
         10653 S. River Front Parkway, Suite 300
         South Jordan, UT 84095

Delivery may be made by U.S. Mail or by facsimile transmission to the facsimile telephone numbers set forth above with the name of the recipient set forth in the facsimile transmission.

         9. Successors and Assigns. This Agreement shall be binding on the successors and assigns of the Company (including but not limited to any successors or assigns of the Company following a Change in Control) for the benefit of Executive.

         10. Complete Agreement and Modification of this Agreement. This
Agreement represents the sole agreement of the parties regarding the subject matter of this Agreement and supersedes any prior or contemporaneous verbal or written agreements, promises or representations regarding the subject matter of this Agreement. In particular, this Agreement replaces any rights or obligations with respect to a "change of control" of the Company arising from any employment agreement or any other prior agreement between Executive and the Company (if any) and the parties agree that such prior change of control rights and obligations are terminated. Except as relates to change of control, Executive's
Employment Agreement remains in full force and effect. This Agreement may not be modified except by a written instrument signed by both parties.

         11. Jurisdiction and Governing Law. Jurisdiction and venue in any action to interpret or enforce the terms of this Agreement shall be in the State of Utah and in the City of Salt Lake City. This Agreement shall be governed by the laws of the State of Utah other than the choice of laws principles of the laws of that state.

         In Witness Whereof, the parties hereto have executed this Agreement to be effective as of the date first above written.

Executive                            Headwaters Incorporated

________________________________     ___________________________________________
                                     By:________________________________________
                                     Its: ______________________________________
                                         10653 S. River Front Parkway, Suite 300
                                         South Jordan, UT 84095.

                                       10

                                    EXHIBIT A

                            GENERAL RELEASE LANGUAGE

Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf (the "Executive's Parties"), to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans' fiduciaries, agents and trustees (the "Company's Parties"), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive's Parties have, have had, or may in the future claim to have against the Company's Parties by reason of, arising out of, related to, or resulting from Executive's employment with the Company or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the
Americans With Disabilities Act, as amended, and the Employee Retirement Income
Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of the right to payment of any vested, non-forfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the separation date and does not include a waiver of the right to benefits and payment of consideration to which Executive may be entitled under this agreement. Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in this agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

[Executive hereby acknowledges his understanding that under this Agreement he is releasing any known or unknown claims he may have. He therefore acknowledges that he has read and understands section 1542 of the California Civil Code, which reads as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."]

Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of claims.

                                       11